FOR IMMEDIATE RELEASE

ARI Acquires OC-Net, Inc.

Acquisition Strengthens ARI’s Position in Website Services for the Power Sports Industry

Milwaukee, Wis., January 26, 2007 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers, distributors and manufacturers build sales and profits, today announced that it has closed the acquisition of OC-Net, Inc. of Cypress, California.  OC-Net provides website development and hosting services to the Power Sports market, which includes motorcycles, All Terrain Vehicles (ATV’s), snowmobiles, and personal watercraft.  OC-Net is profitable with approximately $1.3 million in annual revenues.  Terms of the transaction were not disclosed.

“The acquisition of OC-Net is an important next step in expanding our website development and hosting business in the Power Sports market. Their dealer website product, customer base, corporate custom website and hosting capabilities are an excellent fit with our fast-growing Dealer Marketing Services business,” said Brian E. Dearing, chairman and chief executive officer of ARI.

“OC-Net has a strong market position and offers what we believe is one of the best catalog products in the industry, both in terms of ease of use and in terms of sales volume generated through their websites. The company’s user-friendly software makes it very easy for customers to find and purchase the products they want, generating increased sales for dealers,” said Dearing.

Dearing said ARI will maintain OC-Net’s office in Cypress to serve both new and existing customers.  Robert Hipp, the owner and president of OC-Net, will move into a leadership position to drive ARI’s overall Dealer Marketing Services product strategy.

“OC-Net is thrilled to be joining the ARI family.  As part of a larger company focused on the opportunity to help Power Sports dealers, distributors, and manufacturers realize the potential of the Internet, our skills and experience in delivering state-of-the-art eCommerce sites will be a potent driver of growth and customer value for ARI,” said Hipp.  “Culturally, it’s a great fit as well.”

“The acquisition of OC-Net meets all of our business development criteria.  It increases our market share, expands our product portfolio, brings new talent to ARI and will be accretive to revenue and EBITDA per share within 12 months. It’s also a consolidation move, similar to the approach we used in building our highly successful electronic parts catalog business,” said Dearing.

Dearing said an added benefit of the acquisition is that ARI will be able to use its existing deferred tax assets to offset profits from the new business.  “This tax benefit makes acquisitions that generate profits even more appealing,” he said.

Dearing concluded that the acquisition is a key part of the company’s overall growth strategy.  “Our goal is to become the market leader in providing technology-enabled services that help dealers, distributors, and manufacturers in the equipment industry to build sales and profits.  We are currently the market leader in electronic parts catalogs for the Outdoor Power and Power Sports industries, and are rapidly building our Dealer Marketing Service business in those markets.  We expect to get about half of our future revenue growth through acquiring companies like OC-Net that have products that fit our strategy within targeted industry segments, and then growing them.”

About OC-Net, Inc.

OC-Net, located in Cypress, CA, is a web services firm, specializing in online business applications. Since 1996 OC-Net has provided a complete line of services utilizing state-of-the-art technologies,  including Web Design, Web Hosting, E-commerce and Network Consulting.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers, distributors and manufacturers in the manufactured equipment markets.  ARI currently provides approximately 99 parts catalogs (many of which contain multiple lines of equipment) for approximately 77 equipment manufacturers in the U.S. and Europe.  Approximately 76,000 catalog subscriptions are provided through ARI to more than 25,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2006 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:

(414) 973-4380

Fax:

(414) 973-4357

E-mail: krajcir@arinet.com

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